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                                                                    EXHIBIT 23.9

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Post-effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 and related Prospectus of Charter Communications, Inc. dated February 6, 2001, and to the incorporation by reference of our report dated February 19, 1999, with respect to the consolidated financial statements of R/N South Florida Cable Management Limited Partnership and Indiana Cable Associates, Ltd. included in the Annual Report on Form 10-K of Charter Communications, Inc. for the year ended December 31, 1999, and Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP

Denver, Colorado

February 6, 2001